CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated August 29, 2016, relating to the financial statements and financial highlights of Cambria Shareholder Yield ETF, Cambria Foreign Shareholder Yield ETF, Cambria Sovereign High Yield Bond ETF, Cambria Global Value ETF, Cambria Global Momentum ETF, Cambria Value and Momentum ETF, and Cambria Global Asset Allocation ETF for the year ended April 30, 2016, and to the references to our firm under the headings “Financial Highlights” and “Other Service Providers” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information.

/s/ Cohen Fund Audit Services, Ltd.
Cleveland, Ohio
August 29, 2016